Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Mondee Holdings, Inc. on Amendment No.1 to Form S-3 of Mondee Holdings, Inc. (formerly ITHAX Acquisition Corp.) of our report dated April 10, 2023, relating to the consolidated financial statements of Mondee Holdings, Inc. and subsidiaries as of and for the years ended December 31, 2022 and 2021, appearing in the Annual Report on Form 10-K of Mondee Holdings, Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading "Experts" in this Registration Statement. We were dismissed as auditors on July 6, 2023, and, accordingly, we have not performed any audit or review procedures with respect to any consolidated financial statements incorporated by reference for the periods after March 31, 2023.

/s/ KNAV CPA LLP (formerly KNAV P.A.)
KNAV CPA LLP (formerly KNAV P.A.)

Atlanta, Georgia
January 12, 2024